Exhibit 4.2
FORM OF SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE, dated as of September [  _____  ], 2010, between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (the “Company”), having its principal offices at 500 Chesterfield Parkway, Malvern, Pennsylvania 19355, and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), having its Corporate Trust Office at Two Liberty Place, 50 S. 16th Street, Suite 2000, Mail Station: Ex-PA-WBSP, Philadelphia, PA 19102.
RECITALS
WHEREAS, the Company executed and delivered its Base Indenture (the “Base Indenture”), dated as of September [  _____  ], 2010, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing its unsecured indebtedness.
WHEREAS, the Base Indenture provides that by means of a supplemental indenture, the Company may create one or more series of its debt securities and establish the form and terms and conditions thereof.
WHEREAS, the Company intends by this First Supplemental Indenture to (i) create a series of debt securities to be issued from time to time in an unlimited principal amount entitled “Liberty Property Limited Partnership [  _____  ]% Senior Notes due 2020” (the “Notes”); and (ii) establish the form and the terms and conditions of such Notes.
WHEREAS, the Board of Trustees of Liberty Property Trust (the “Trust”), the general partner of the Company, has approved the creation of the Notes and the form, terms and conditions thereof.
WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this First Supplemental Indenture have been taken.
NOW, THEREFORE IT IS AGREED:
ARTICLE ONE
Definitions, Creation, Form and Terms and Conditions of the Debt Securities
SECTION 1.01 Definitions. (a) Capitalized terms used in this First Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Base Indenture. In addition, the following additional terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:
“Closing Date” means September [  _____  ], 2010.
“Global Note” means a single fully-registered global note in book entry form, without coupons, substantially in the form of Exhibit A attached hereto.
“Indenture” means the Base Indenture as supplemented by this First Supplemental Indenture.

“Intercompany Debt” means Debt to which the only parties are the Trust, any of its subsidiaries, the Company and any Subsidiary, or Debt owed to the Trust arising from routine cash management practices, but only so long as such Debt is held solely by any of the Trust, any of its subsidiaries, the Company and any Subsidiary.
“Subsidiary” shall have the meaning provided in the Base Indenture and shall include Liberty Property Development Corp, Liberty Property Development Corp.-II and Liberty UK Development Corp.
(b) The following term, which is defined in the Base Indenture, is amended and restated as follows:
“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to Stated Maturity of the principal being redeemed (the “Treasury Yield”), plus 0.35%. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities — Treasury Constant Maturities” with a maturity equal to such remaining life; provided, that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.
SECTION 1.02 Creation of the Debt Securities. In accordance with Section 301 of the Base Indenture, the Company hereby creates the Notes as a separate series of its debt securities issued pursuant to the Indenture. The Notes shall be issued in an aggregate principal amount initially limited to $[  _____  ].
The Company may issue, in addition to the Notes originally issued on the Closing Date, additional Notes. The Notes originally issued on the Closing Date and any additional Notes originally issued subsequent to the Closing Date shall be a single series for all purposes under the Indenture.
SECTION 1.03 Form of the Debt Securities. The Notes will be represented by one or more fully-registered global notes in book-entry form, without coupons, registered in the name of the nominee of DTC. The Notes shall be in the form of Exhibit A attached hereto and the terms set forth in such form shall be incorporated herein. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

SECTION 1.04 Terms and Conditions of the Debt Securities. The Notes shall be governed by all the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture, and in particular, the following provisions shall be the terms of the Notes:
(a) Optional Redemption. At any time prior to July 1, 2020, the Issuer may redeem the Notes at its option, in whole or from time to time in part, at a redemption price equal to the Redemption Price.
At any time on or after July 1, 2020, the Notes will be redeemable at the option of the Issuer, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to the Redemption Date.
If notice of redemption has been given as provided in the Indenture and funds for the redemption of the Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes from and after the Redemption Date will be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.
Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register for the Notes, not less than 30 days nor more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.
If all or less than all of the Notes are to be redeemed at the option of the Issuer, the Issuer will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their Redemption Date. The Issuer shall give the Trustee notice of the Make-Whole Amount promptly after the calculation thereof and if the Issuer has requested that the Trustee give to the Holders the notice of redemption required by Section 1104 of the Base Indenture, such notice from the Issuer shall be given to the Trustee at such time as shall permit the Trustee to include notice of the Make-Whole Amount in such notice of redemption. The Trustee shall have no responsibility for calculating the Make-Whole Amount. The Trustee shall select, in such manner as it shall deem fair and appropriate, no less than 60 days prior to the date of redemption, the Notes to be redeemed in part.
Neither the Issuer nor the Trustee shall be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before any selection of Notes to be redeemed and ending at the close of business on the day of mailing the relevant notice of redemption; or (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part.

(b) Maturity; Payment of Principal and Interest. The principal amount of the Notes shall be payable on October 1, 2020, subject to the provisions of the Indenture and the Notes. Interest will accrue from September [  _____  ], 2010. The Notes will bear interest at [  _____  ]% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2011. Principal and interest payments on interests represented by a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. All payments of principal and interest in respect of the Global Note will be made by the Issuer in immediately available funds. The principal of the Notes payable on the Maturity Date or upon redemption will be paid against presentation and surrender of the Notes at the corporate trust office of the Trustee at 60 Livingston Avenue, 1st Floor, Bond Drop Window, St. Paul, MN, 55107, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debt.
(c) Applicability of Defeasance or Covenant Defeasance. The provisions of Article 14 of the Base Indenture shall apply to the Notes.
ARTICLE TWO
Additional Covenants
The Notes shall be governed by all the covenants contained in the Base Indenture, as supplemented by this First Supplemental Indenture. In addition, this First Supplemental Indenture amends and restates Section 1004 of the Base Indenture to read as follows:
“SECTION 1004. Limitations on Incurrence of Debt.
(a) The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of: (i) the Company’s Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt; and (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).
(b) The Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge on the date on which such additional Debt is to be incurred, on a pro forma basis, after giving effect to the incurrence of such Debt and to the application of the proceeds thereof would have been less than 1.5 to 1.
(c) The Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Company or any Subsidiary (“Secured Debt”), whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of the sum of: (i) the Company’s Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt; and (ii) the increase in Adjusted Total Assets since the end of such quarter (including any increase resulting from the incurrence of additional Debt).

(d) The Company will at all time maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries on a consolidated basis.
For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by the Company or a Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.
ARTICLE THREE
Trustee
SECTION 3.01 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.
ARTICLE FOUR
Miscellaneous Provisions
SECTION 4.01 Ratification of Original Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 4.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 4.03 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.
SECTION 4.04 Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 4.05 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 4.06 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust,
as its sole General Partner

By:

Name:
Title:

Attest:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title:

Attest:

Name:
Title:

LIBERTY PROPERTY LIMITED PARTNERSHIP
ISSUER
TO
U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF SEPTEMBER [__], 2010

[__]% SENIOR NOTES DUE 2020

SUPPLEMENT TO INDENTURE,
DATED AS OF SEPTEMBER [__], 2010, BETWEEN
LIBERTY PROPERTY LIMITED PARTNERSHIP AND
U.S. BANK NATIONAL ASSOCIATION